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                                                                   Exhibit 10-41



                                 DETROIT EDISON


                           EXECUTIVE VEHICLE PROGRAM

















                                HUMAN RESOURCES
                               SEPTEMBER 1, 1999
            (SUPERSEDES PUBLICATION DATED JULY 23, 1996 AS AMENDED)
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                                 DETROIT EDISON
                           EXECUTIVE VEHICLE PROGRAM



The Detroit Edison Executive Vehicle Program is designed to provide a vehicle for personal and business use by certain executives of The Detroit Edison Company ("Company" or "Detroit Edison") and participating affiliates.


ELIGIBILITY

Members of the Company's Senior Management and assistant vice presidents are eligible to participate in this program. The Company's Senior Management includes the chairman, presidents, executive vice presidents, senior vice presidents and vice presidents.

Persons performing executive level services for the Company or an affiliate thereof may be extended benefits under this Plan upon written approval of the Company's Chairman of the Board. The extension of this benefit is in no way indicative of an individual's employment status nor is it to be deemed a guarantee of continued employment or involvement with the Company or an affiliate thereof.

An executive who is reassigned to a position that is not a Senior Management, assistant vice president, or executive level position for the Company or an affiliate thereof may continue to participate in the program, but not longer than the period specified under "Vehicle Replacement".


VEHICLE SPECIFICATIONS

An eligible executive may select one vehicle of his/her choice within the following guidelines:

The vehicle must be a new production passenger automobile, van, light truck or similar vehicle.

Only options installed by the manufacturer or dealer will be allowed.

The amount paid by Detroit Edison or a participating affiliate, i.e., the cost of the vehicle including title fees and license plates minus the estimated residual cost of the vehicle after a two year period, will not exceed $12,500. The sales tax is an additional program cost paid by Detroit Edison or a participating affiliate. In the event the cost of the vehicle minus the estimated residual cost after two years exceed $12,500, a participating executive may elect to personally pay the amount that is in excess of $12,500. This personal payment, which will include the sales tax on any amount over $12,500, must be paid at the time of delivery. Neither Detroit Edison nor a participating affiliate will



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reimburse the participating executive for this personal payment when the vehicle is replaced, returned, purchased, or sold except as noted under "Vehicle Replacement".

The Company reserves the right to modify or refuse any vehicle order or terminate any lease that in the opinion of the Company is not in keeping with the intent of this program.

The Company's Vice President -- Human Resources will from time to time review the maximum allowable cost to the Company and make appropriate recommendations.

INSURANCE

The Company or applicable participating affiliate will maintain an insured or self-insured insurance program for executive vehicles as required by law. Additionally, all physical damage and all liability associated with the operation of the vehicle will be provided. The deductible for all physical damage if $250.00. The Company or applicable participating affiliate will pay for any deductible expense incurred.

Should the vehicle be the only vehicle in the participating executive's household, the Company or applicable participating affiliate will provide supplemental coverage on the use of other vehicles.


MAINTENANCE

All maintenance and repairs for the vehicle will be the responsibility of the Company's Energy Delivery organization. Should the vehicle require service when it is not feasible to use the Company's Beech Street Garage, the participating executive will be reimbursed for such expenses provided proof of payment is submitted.


BUSINESS MILEAGE

A participating executive will be reimbursed at the rate of 5.5 cents per business mile to offset the cost of fuel. This rate will apply for all business mileage regardless of whether the executive drives the vehicle provided under this plan or another vehicle.


USE OF VEHICLE

Regular use of the vehicle is restricted to the executive and members of the immediate family who reside in the executive's household.

Use of the vehicle by other individuals on a regular or continuous basis is prohibited.



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A participating executive cannot sublease, sell or in any way transfer the vehicle to any other person

VEHICLE REPLACEMENT

A participating executive must keep the vehicle for two years except in the vent of retirement, other employment termination, classification to an ineligible position, or discontinuation of involvement with the Company or participating affiliate.

A participating executive may then arrange to personally purchase the vehicle through the Company's Supply Chain Management as follows:

A. The resale price of the vehicle will be the Fair Market Value (FMV) as determined by the lessor or the lease balance, whichever is greater, and any penalties as set forth in paragraph three under "Retirement, Termination or Death of Executive".

B. If the executive made a non-reimbursable contribution to the original purchase price, the sale price will be described above except that the resale price will be reduced by the percentage of the executive's original contribution to the original purchase price.

Formulas:

Step 1
Company or affiliate contribution plus executive contribution = original purchase price

Step 2
Executive contribution divided by original purchase price = percentage reduction

Step 3
Resale price minus (resale price times percentage reduction) = resale price to executive

C. The executive will be responsible for all sales taxes, title fees and license plates on the purchase.

RETIREMENT, TERMINATION OR DEATH OF EXECUTIVE

Upon the retirement, termination, classification to an ineligible position, or discontinuation of involvement of a participating executive, the vehicle should be returned to the Company in sound condition subject to normal wear and tear unless purchase is elected.

In the event of the death of the participating executive, the Company will permit a surviving spouse to use the vehicle for up to two months.

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At the option of the Company, the participating executive or surviving spouse may purchase the vehicle under the terms set forth in "Vehicle Replacement". Additionally, the executive or surviving spouse will be responsible for any lease-related penalties assessed by the lessor on a vehicle being purchased that has not been in the program for at least 12 months.

INCOME TAX GUIDELINES

Internal Revenue Service (IRS) regulations require that the annual lease value of the vehicle be included in the executive's income for income tax purposes. Under current IRS guidelines, the additional income to the executive will be determined by using the table in the Appendix. The Fair Market Value of the vehicle will be based on the lower of manufacturer" suggested retail price (reduced by rebates, if any) plus sales tax and title fees, less eight percent or dealer invoice price (reduced by rebates, if any) plus four percent. Fair Market Value will not be reduced by a participating executive's contributions. Rather, the amount of a participating executive's contributions will serve as a dollar-for-dollar reduction in the amount of income imputed to the contributing participating executive until the contribution is exhausted.

Each month, prorated amounts from the Appendix will be included in the participating executive's salary to determine the amount of federal income tax withholding. The annual amount to be included on the executive's Form W-2 will be based on the twelve-month period which runs from December 1 to November 30. However, the amount of gross income which will be reflected on a participating executive's Form W-2 as a result of his or her vehicle provided pursuant to this plan will be reduced to the extent that the vehicle is used for business purposes. The reduction to imputed income will be that percentage of the annual value of the automobile which is equal to the ratio of business miles driven to total miles driven over the twelve-month period which runs from December 1 to November 30.

ADMINISTRATION

The Company's Supply Chain Management is responsible for procuring and delivering the vehicles.

The Company's Energy Delivery organization is responsible for license plate renewals, maintenance and repairs to the vehicles, and disposing of the vehicles when released by the executives(s).

The Treasurer is responsible for providing the necessary insurance coverage, for obtaining insurance certificates for the vehicles and for coordinating insurance claims.

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Questions regarding this program should be directed to the Company's Vice
President -- Human Resources.

PROGRAM DURATION

The Company plans to continue to offer this program to eligible executives. However, the Company reserves the right to modify or terminate the program at any time.



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